Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of IHS Markit Ltd. pertaining to the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan of IHS of our reports dated January 15, 2016, with respect to the consolidated financial statements of IHS Inc. and the effectiveness of internal control over financial reporting of IHS Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
July 14, 2016